Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Forms S-8, Nos. 333-183744, 333-178381, 333-169294, 333-163710, 333-153602, 333-136933, 333-125147, 333-117479, 333-107884, 333-89520 and 333-65330) pertaining to the Finisar Corporation 401(k) Profit Sharing Plan, the Finisar Corporation 2005 Stock Incentive Plan, the Finisar Corporation 2009 Employee Stock Purchase Plan, the Finisar Corporation 2009 International Employee Stock Purchase Plan, the Finisar Corporation 2001 Nonstatutory Stock Option Plan and the 1999 Stock Option Plan of Finisar Corporation, the Optium Corporation 2000 Stock Incentive Plan, the Optium Corporation 2006 Stock Option and Incentive Plan, and the Optium Corporation Warrants to Purchase Common Stock, and in the related Prospectuses of our reports dated June 24, 2013, with respect to the consolidated financial statements and schedule of Finisar Corporation and the effectiveness of internal control over financial reporting of Finisar Corporation, included in this Annual Report (Form 10-K) for the year ended April 28, 2013.
/s/ Ernst & Young LLP

San Jose, California
June 24, 2013